PURCHASE AGREEMENT


This Purchase Agreement ("Agreement"), dated July 14, 2000, is between World Trust (the "Trust"), a Massachusetts business trust, and American Express Financial Corporation ("AEFC"), a Delaware corporation,

WHEREAS, AEFC offers to purchase $100,000 in units of each Portfolio, and

WHEREAS, Trust wants to sell AEFC the units and the Trustees have approved AEFC to be a Unitholder at their meeting on July 13, 2000, as evidenced by the portion of the minutes of the meeting attached to the Agreement,

NOW THEREFORE, in consideration of the promises set forth below, Trust and AEFC agree:

1. AEFC shall acquire the units of each Portfolio for investment purposes and not with a view to resale.

2. AEFC shall not transfer any unit without prior written consent of the other Unitholders holding at least two-thirds of the units.

3. Trust shall sell the units to AEFC at the price next computed at the close of business on July 14, 2000.

IN WITNESS WHEREOF, the parties hereto have caused the Agreement to be executed by their respective officers as of the day and year written above.

WORLD TRUST
         Emerging Markets Portfolio
         World Growth Portfolio
         World Income Portfolio
         World Technologies Portfolio


/s/ Leslie L. Ogg
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    Leslie L. Ogg
    Vice President and General Counsel


AMERICAN EXPRESS FINANCIAL CORPORATION


/s/ Paula R. Meyer
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    Paula R. Meyer
    Vice President